As filed with the Securities and Exchange Commission on August 19, 2003.

Registration No. 333-73376

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CURATIVE HEALTH SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	51-0467366
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Motor Parkway

Hauppauge, New York 11788-5145

(631-232-7000)

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive office)

Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan;

David Lawson Non-Qualified Stock Option Agreement Dated October 1, 2001;

Steven Michurski Non-Qualified Stock Option Agreement Dated October 8, 2001;

and Beth Oliver Non-Qualified Stock Option Agreement Dated October 22, 2001

(Full Title of the Plan)

Joseph Feshbach

Chief Executive Officer

Curative Health Services, Inc.

150 Motor Parkway

Hauppauge, New York 11788-5145

(Name and address of agent for service)

(631) 232-7000

(Telephone number, including area code, of agent for service)

With a Copy to:

Timothy S. Hearn, Esq.

Dorsey & Whitney LLP

50 South 6th Street

Minneapolis, Minnesota 55402-1498

(612) 340-2600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

See below (1)	N/A	N/A	N/A	N/A

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement No. 333-73376. Therefore, no further registration fee is required.

CURATIVE HEALTH SERVICES, INC.

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to that certain Registration Statement on Form S-8 (Reg.
No. 333-73376) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Curative Health Services, Inc., a Minnesota corporation, (“Curative Holding”) as the successor registrant to Curative Health Services, Inc., a Minnesota corporation (“Predecessor Registrant”) to reflect a reorganization of the Predecessor Registrant into a holding company organizational structure.

The new holding company organizational structure was effected pursuant to a merger (the “Merger”) implemented pursuant to Section 302A.626 of the Minnesota Business Corporation Act among the Predecessor Registrant, Curative Holding (as successor to Curative Holding Co.) and Curative Health Services Co., a Minnesota corporation and wholly owned subsidiary of Curative Holding (“Merger Sub”). The Merger provided for, among other things, the merger of Merger Sub with and into the Predecessor Registrant, in which the Predecessor Registrant was the surviving corporation under the name “Curative Health Services Co.”

As a result of the Merger, the Predecessor Registrant became a direct wholly owned subsidiary of Curative Holding and Curative Holding is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act. Immediately following the Merger, Curative Holding changed its name to Curative Health Services, Inc.

In the Merger, each share of capital stock of the Predecessor Registrant issued and outstanding was converted into one share of capital stock of Curative Holding. Also as part of the Merger, each outstanding stock option to purchase shares of the Predecessor Registrant’s common stock granted under any stock option, stock purchase or compensation plan or arrangement of the Predecessor Registrant was converted into an option to purchase an equal number of shares of Curative Holding’ common stock par value $0.01 per share (the “Common Stock”), in accordance with the provisions of such stock option, stock purchase or compensation plan or arrangement.

In connection with the Merger, the Predecessor Registrant assigned to Curative Holding all of its rights, and Curative Holding assumed all of Predecessor Registrant’s obligations, under the Rights Agreement, dated as of October 25, 1995, by and between the Predecessor Registrant and Wells Fargo Bank Minnesota, N.A., successor to Norwest Bank Minnesota, National Association, as Rights Agent (the “Rights Agreement”). Until the occurrence of certain events specified in the Rights Agreement, the Rights will be represented by the outstanding shares of Common Stock in respect of which the rights are issued, are not transferable separately from the associated shares of Common Stock and are automatically transferred upon transfer of the associated common stock.

In accordance with paragraph (d) of Rule 414 under the Securities Act, Curative Holding hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The applicable registration fees were paid at the time of the original filing of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, as originally filed with the Securities and Exchange Commission (the “Commission”) by Curative Health Services, Inc. (the “Registrant”) or the Predecessor Registrant are hereby incorporated herein by reference:

(a) The Predecessor Registrant’s annual report for the fiscal year ended December 31, 2002, filed on Form 10-K on March 31, 2003.

(b) The Predecessor Registrant’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, and June 30, 2003, and all other reports filed by the Registrant and/or the Predecessor Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2002.

(c) The Predecessor Registrant’s current reports on Form 8-K filed on February 5, 2003, February 14, 2003, February 18, 2003, February 28, 2003, April 29, 2003, June 24, 2003, July 9, 2003 and July 31, 2003.

(d) The description of the Common Stock of the Registrant contained in the Predecessor Registrant’s Form 8-A Registration Statement filed with the Commission on June 26, 1991, and with respect to the Registrant’s Series A Junior Participating Preferred Stock Purchase Rights, the description of the Series A Junior Participating Preferred Stock Purchase Rights contained in the Predecessor Registrant’s Form 8-A filed on October 26, 1995, including any amendment or report filed for the purpose of updating such descriptions, specifically including the report filed by the Registrant on Form 8-K filed with the Commission on August 19, 2003.

(e) All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Post-Effective Amendment No. 1 to the Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Statutes requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if, with respect to the acts or omissions the subject of the proceeding, such person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Registrant, or, in the case of performance by a director, officer or employee of the Registrant was serving at the request of the Registrant or whose duties involved service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant.

In addition, Section 302A.521, subd. 3, of the Minnesota statutes, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances upon, among other things, receipt of a written undertaking by the person to repay all amounts so advanced if it is ultimately determined that the person is not entitled to indemnification, unless otherwise limited by the Articles of Incorporation or Bylaws of the Registrant. The Registrant’s Bylaws limit the Registrant’s indemnification obligations to directors and officers, except as may otherwise be required by law.

A decision as to required indemnification is made, depending on certain circumstances, by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. The Registrant’s Articles of Incorporation provide that a director is not liable to the Registrant or its shareholders for monetary damages resulting from a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for transactions from which the director derived an improper personal benefit; (iv) under the Minnesota statutory provision making directors personally liable, under a negligence standard, for unlawful payment of dividends or unlawful stock purchases or redemptions; or (v) for any act or omission occurring prior to the date of adoption of such indemnification provision.

The Registrant maintains a directors’ and officers’ insurance policy (the “Policy”) which insures the directors and officers of the Registrant against losses arising from certain claims for certain acts by the directors or officers in their respective capacities as such, or to the extent that the Registrant has indemnified such directors or officers, which insures the Registrant against such losses when and to the extent that the Registrant has indemnified such directors or officers for such losses under the Registrant’s Articles of Incorporation or Bylaws, by contract or otherwise pursuant to applicable law.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the report filed by the Registrant on Form 8-K with the Commission on August 19, 2003).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the report filed by the Registrant on Form 8-K with the Commission on August 19, 2003).

4.3	Rights Agreement, dated as of October 25, 1995, between the Registrant and Wells Fargo Bank Minnesota, N.A. (incorporated by reference to Exhibit 4 of the report filed by Curative Health Services, Inc., the predecessor company, on Form 8-K with the Commission on November 8, 1995 (File No. 000-19370)).

5.1	Opinion of Dorsey & Whitney LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hauppauge, State of New York, on this 19th day of August, 2003.

CURATIVE HEALTH SERVICES, INC.

By:	/s/ JOSEPH FESHBACH
Joseph Feshbach Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

By:	/S/ JOSEPH FESHBACH
Joseph Feshbach Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Dated: August 19, 2003

By:	/S/ THOMAS AXMACHER
Thomas Axmacher Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: August 19, 2003

*
John C. Prior President, Specialty Healthcare Services and Director

Dated: August 19, 2003

*
Paul S. Auerbach, MD Director

Dated: August 19, 2003

*
Daniel E. Berce Director

Dated: August 19, 2003

*
Lawrence English Director

Dated: August 19, 2003

*
Gerard Moufflet Director

Dated: August 19, 2003

*
Timothy I. Maudlin Director

Dated: August 19, 2003

*By:	/S/ JOSEPH FESHBACH
Joseph Feshbach Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the report filed by the Registrant on Form 8-K with the Commission on August 19, 2003).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the report filed by the Registrant on Form 8-K with the Commission on August 19, 2003).

4.3

Rights Agreement, dated as of October 25, 1995, between the Registrant and Wells Fargo Bank Minnesota, N.A. (incorporated by reference to Exhibit 4 of the report filed by Curative Health Services, Inc., the predecessor company, on Form 8-K with the Commission on November 8, 1995 (File No. 000-19370)).

5.1	Opinion of Dorsey & Whitney LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney.